EXHIBIT 99.1

Contact:

CuraGen Corporation

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen to Complete Patient Enrollment in Velafermin Phase II Clinical Trial

- Results from the randomized, double-blind study for the prevention of oral mucositis expected during first quarter 2006-

BRANFORD, Conn. – September 28, 2005 – CuraGen Corporation (NASDAQ: CRGN) announced today that the Company expects to complete, this week, the enrollment of patients in its Phase II randomized, double-blind, placebo-controlled clinical trial evaluating a single-dose of velafermin (CG53135) for the prevention of oral mucositis (OM) in cancer patients undergoing bone marrow transplantation (BMT). To date, more than 200 patients have been treated with velafermin in this trial, and the last patient is expected to be enrolled by the end of September.

“We are very pleased to announce the imminent completion of enrollment in our Phase II study of velafermin. We greatly appreciate the efforts of our clinical investigators, their teams, and the patients involved in this study, and look forward to clinically completing the study this year, ahead of our previously stated milestone,” stated Yuan-Di Halvorsen, Ph.D., Assistant Director of Clinical Research at CuraGen. “Following treatment of the last patient, we will be focused on completing patient follow-up, data collection and analysis. We expect to report results during the first quarter of next year.”

“CuraGen’s oncology pipeline continues to mature, as highlighted by the anticipated completion of our velafermin Phase II clinical trial. Data from this study will enable us to finalize the most efficient and appropriate development strategy for this promising protein therapeutic, and if data are supportive, lead to the initiation of a Phase III program in 2006,” Timothy M. Shannon, M.D., Executive Vice President of Research and Development, and Chief Medical Officer at CuraGen.

Velafermin (CG53135) is a novel growth factor discovered by CuraGen that appears to promote both epithelial and mesenchymal cell proliferation in vitro and is active in animal models of OM. The goal of this Phase II clinical trial is to establish, in a randomized trial, the safety and efficacy of a single dose of velafermin (CG53135), compared to a placebo, in preventing the development of clinically significant OM in cancer patients undergoing BMT. The trial is being conducted at 20 sites across the United States and has treated more than 200 patients. Patients are randomized to receive a single administration of either placebo or one of the three dosages of velafermin (CG53135) following bone marrow transplantation. The primary endpoint for the study is the development of clinically significant grade 3 or 4 OM. The study also includes a 90-day post-treatment safety evaluation. The Company expects to present the top-line results at a medical conference during the first quarter of 2006.

Background on Oral Mucositis (OM) and Velafermin (CG53135)

Velafermin (CG53135), fibroblast growth factor – 20 (FGF-20), is a novel protein therapeutic, discovered by CuraGen, that appears to promote both epithelial and mesenchymal cell proliferation. Velafermin is being investigated for both the prevention and treatment of OM, a side effect experienced by many cancer patients undergoing chemotherapy or radiation therapy. OM is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking, and is estimated to affect up to 400,000 cancer patients annually in the United States Furthermore, OM is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. An effective supportive care therapeutic for OM has the potential to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time.

CuraGen is conducting a Phase II clinical trial to investigate a single-dose of velafermin for the prevention of OM in cancer patients undergoing bone marrow transplant. In this trial, velafermin is being administered to patients before the onset of OM symptoms in order to decrease the incidence and duration of OM. Preclinical studies also suggest that velafermin (CG53135) may be effective for the treatment of OM when it is administered after the onset of early signs of OM in order to decrease the duration and progression to severe OM. CuraGen is currently evaluating velafermin in a Phase I clinical trial for the treatment of active OM in patients receiving high-dose chemotherapy and expects to complete the study by the end of 2005.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. The Company is headquartered in Branford, CT. For additional information please visit http://www.curagen.com.

Safe Harbor

This press release contains forward-looking statements including statements about the anticipated completion of patient enrollment in our Phase II clinical study of velafermin; our expectation that the last patient will be enrolled by the end of September; the study will be clinically complete this year and that results will be available during the first quarter of 2006; our expectation that following treatment of the last patient, we will be focused on completing patient follow-up, data collection and analysis; the ability of data from this study to enable us to finalize the most efficient and appropriate development strategy for velafermin; our ability to initiate a Phase III program in 2006; the study’s ability to establish, in a randomized trial, the safety and efficacy of a single dose of velafermin in preventing the development of clinically significant OM in cancer patients undergoing BMT; the potential of an effective supportive care therapeutic for OM to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time; the effectiveness of velafermin for the treatment of OM when it is administered after the onset of early signs of OM in order to decrease the duration and progression to severe OM; and our expectation that our Phase I clinical trial will be completed by the end of 2005. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of the drug development programs of CuraGen will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a biopharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.